MGP INGREDIENTS REPORTS FIRST QUARTER 2018 RESULTS

ATCHISON, Kan., May 2, 2018 - MGP Ingredients, Inc. (Nasdaq/MGPI), a leading supplier of premium distilled spirits and specialty wheat proteins and starches, today reported results for the first quarter ended March 31, 2018.

2018 first quarter results compared to 2017 first quarter results

•	Consolidated net sales increased 0.9% to $88.0 million, reflecting growth in both the Distillery Products and Ingredient Solutions segments.

•
Consolidated gross profit decreased 0.5% to $19.0 million, as a result of a decrease in gross profit in the Distillery Products segment, partially offset by an increase in the Ingredient Solutions segment.

•	Consolidated gross margin decreased 30 basis points to 21.5%, from 21.8% in the prior year quarter.

•	Consolidated net income increased 2.9% to $8.9 million, primarily due to the decline in the Company's effective tax rate resulting from implementation of the Tax Cut and Jobs Act.

•	Earnings per share increased to $0.52 per share from $0.50 per share in the prior year period, primarily due to the lower effective tax rate.

“We continue to be very pleased with our progress against all parts of our strategic plan, and see no change in the macro consumer trends that are powering our growth. Our results this period reflect quarterly volatility resulting from changes in customer order timing for premium beverage alcohol,” said Gus Griffin, president and CEO of MGP Ingredients.  “Since the initial implementation of our strategic plan in early 2015, this is the first time we have experienced a quarterly decline, either versus prior year quarter or sequential quarter, in sales of premium beverage alcohol.  Despite that, this quarter was still a very strong period for sales of premium beverage alcohol, our third highest in recent history.  Based on that, we are reconfirming our guidance for the full year.”

Distillery Products Segment - Order Timing Impacts Quarterly Results
For the first quarter of 2018, net sales for the Distillery Products segment increased 0.6% to $74.4 million. Gross profit declined to $15.9 million, or 21.3% of net segment sales, compared to $16.6 million, or 22.5% of net segment sales in the first quarter 2017.

"We continued to experience strong demand for our bourbon and rye whiskeys, and continue to grow new distillate sales with existing and new customers,” said Griffin. “We do not feel the year-over-year decline in sales of premium beverage alcohol this quarter reflects any slow-down in our core business.  We remain focused on the long term, and our plan for sustainable growth in premium beverage alcohol remains on track.”

Food Grade Alcohol (in thousands)	Net Sales Quarter Ended March 31,		Quarter vs. Quarter Net Sales Change Increase/(Decrease)
	2018	2017	$ Change	% Change
Premium Beverage Alcohol	$44,071	$45,640	$(1,569)	(3.4)%
Industrial Alcohol	19,344	19,123	221	1.2
Food Grade Alcohol	$63,415	$64,763	$(1,348)	(2.1)%

Ingredient Solutions - Gross Profit Grows 27%
For the 2018 first quarter, net sales in the Ingredient Solutions segment increased 2.7% to $13.6 million. Gross profit increased to $3.1 million, or 22.7% of net segment sales, compared to $2.4 million, or 18.4% of net segment sales in the first quarter 2017.

Griffin said, “We are particularly pleased with the continued sales growth in both our fiber and textured wheat protein businesses.  This quarter, versus prior year quarter, sales of our Fibersym specialty wheat starch product grew substantially and sales of our TruTex specialty wheat protein product more than doubled.  We are confident in the macro consumer trends supporting this growth and are excited about the potential.”

Other
Corporate selling, general and administrative expenses were $8.6 million for the first quarter 2018, compared to $7.6 million in the first quarter 2017, primarily due to investments in the MGP brands platform
(personnel costs and advertising and promotion).

The corporate effective tax rate for the quarter was 12.3% compared with 24.7% in the year ago period.

Earnings per share grew to $0.52 for the first quarter 2018, compared to $0.50 for the first quarter 2017.

2018 and Long-Term Guidance
MGP is confirming the following guidance for fiscal 2018 and beyond:

•	Operating income is expected to grow between 10% and 15% for fiscal year 2018.

•	The Company’s conservative estimate of growth in operating income in 2019 is 15% to 20% as sales of aged whiskey inventory become a more significant factor.

•
2018 net sales growth is projected in the high single-digit percentage range versus 2017, subject to some volatility as the Company continues to shift sales from industrial to premium beverage alcohol.

•	2018 gross margins are expected to continue to grow modestly versus 2017.

•	2018 effective tax rate is forecast to be 25%, and shares outstanding are expected to be approximately 16.9 million at year end.

Conclusion
“Despite the quarterly volatility reflected in this period, we continue to be pleased with our progress against our long-term strategic plan. Key consumer trends impacting both business segments remain strong and there continues to be strong demand for our products,” Griffin added.  “We continue to invest to take full advantage of the potential provided by these trends.  Our warehouse expansion plan remains on track and our investment in aged whiskey has now reached $67.9 million, at cost.”

“On the beverage side, while our core focus will always be supplying other brand owners with premium distilled spirits, we continue to be pleased with the progress of our brands initiative. This month we will be introducing two new whiskeys to our portfolio of premium spirit brands,” concluded Griffin.

Conference Call and Webcast Information
MGP Ingredients will host a conference call for analysts and institutional investors at 10 a.m. ET today to discuss these results and current business trends. The conference call and webcast will be available via:

Webcast:        ir.mgpingredients.com on the Presentations & Webcasts page
Conference Call:    844-308-6398 (domestic) or 412-717-9605 (international)

About MGP Ingredients, Inc.
Founded in 1941, MGP is a leading supplier of premium distilled spirits and specialty wheat proteins and starches. Distilled spirits include bourbon and rye whiskeys, gins and vodkas, which are expertly crafted through a combination of art and science and backed by a long history of experience. The company's proteins and starches are created in the same manner and provide a host of functional, nutritional and sensory benefits for a wide range of food products. MGP additionally is a top producer of high quality industrial alcohol for use in both food and non-food applications. The company is headquartered in Atchison, Kansas, where distilled alcohol products and food ingredients are produced. Premium spirits are also distilled and matured at the company's facility in Lawrenceburg, Indiana. For more information, visit mgpingredients.com.
Cautionary Note Regarding Forward-Looking Statements
This news release contains forward-looking statements as well as historical information. All statements, other than statements of historical facts, included in this news release regarding the prospects of our industry and our prospects, plans, financial position, business strategy, guidance on growth in operating income, net sales, gross margin, and future effective tax rate may constitute forward-looking statements. In addition, forward-looking statements are usually identified by or are associated with such words as "intend," "plan," "believe," "estimate," "expect," "anticipate," "hopeful," "should," "may," "will," "could," "encouraged," "opportunities," "potential" and/or the negatives or variations of these terms or similar terminology. They reflect management's current beliefs and estimates of future economic circumstances, industry conditions, Company performance, and Company financial results and are not guarantees of future performance. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement. Important factors that could cause actual results to differ materially from our expectations include, among others: (i) disruptions in operations at our Atchison facility or our Indiana facility, (ii) the availability and cost of grain and flour, and fluctuations in energy costs, (iii) the effectiveness of our grain purchasing program to mitigate our exposure to commodity price fluctuations, (iv) the effectiveness or execution of our strategic plan, (v) potential adverse effects to operations and our system of internal controls related to the loss of key management personnel, (vi) the competitive environment and related market conditions, (vii) the ability to effectively pass raw material price increases on to customers, (viii) our ability to maintain compliance with all applicable loan agreement covenants, (ix) our ability to realize operating efficiencies, (x) actions of governments, and (xi) consumer tastes and preferences. For further information on these and other risks and uncertainties that may affect our business, including risks specific to our Distillery Products and Ingredient Solutions segments, see Item 1A. Risk Factors of our Annual Report on Form 10-K for the year ended December 31, 2017.

For More Information
Investors & Analysts:
Mike Houston
646-475-2998 or investor.relations@mgpingredients.com

Media:
Greg Manis
913-360-5440 or greg.manis@mgpingredients.com

MGP INGREDIENTS, INC.
OPERATING INCOME ROLLFORWARD
(Dollars in thousands)

Operating income	Operating Income	Change Quarter-versus-Quarter
Operating income for the quarter ended March 31, 2017	$11,392
Decrease in gross profit - distillery products segment	(745)	(6.5)	pp(a)
Increase in gross profit - ingredient solutions segment	655	5.7	pp
Increase in SG&A expenses	(913)	(8.0)	pp
Operating income for the quarter ended March 31, 2018	$10,389	(8.8)%

(a) Percentage points ("pp").

MGP INGREDIENTS, INC.
EARNINGS PER SHARE ROLLFORWARD

Change in basic and diluted earnings per share	Basic and Diluted EPS	Change Quarter-versus-Quarter
Basic and diluted EPS for the quarter ended March 31, 2017	$0.50
Change in operations(a)	(0.04)	(8.0)	pp(b)
Change in equity method investment earnings(a)	(0.02)	(4.0)	pp
Change in interest expense, net(a)	0.01	2.0	pp
Tax: Net effect of the tax benefit on vested share-based compensation	0.01	2.0	pp
Tax: Change in effective tax rate (excluding tax item above)	0.07	14.0	pp
Change in weighted average shares outstanding	(0.01)	(2.0)	pp
Basic and diluted EPS for the quarter ended March 31, 2018	$0.52	4.0%

(a)	Items are net of tax based on the effective tax rate for the base year (2017), excluding the effect of the tax benefit on vested share-based compensation on the 2017 rate.

(b)	Percentage points ("pp").

MGP INGREDIENTS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(Dollars in thousands)

	Quarter Ended
	March 31, 2018	March 31, 2017
Net sales	$87,956	$87,169
Cost of sales	69,005	68,128
Gross profit	18,951	19,041
Selling, general and administrative expenses	8,562	7,649
Operating income	10,389	11,392
Equity method investment earnings	—	471
Interest expense, net	(207)	(331)
Income before income taxes	10,182	11,532
Income tax expense	1,255	2,854
Net income	$8,927	$8,678

Income attributable to participating securities	175	250
Net income attributable to common shareholders and used in EPS calculation	$8,752	$8,428

Share information:
Basic and Diluted weighted average common shares	16,843,255	16,712,578

Basic and diluted earnings per common share	$0.52	$0.50
Dividends and dividend equivalents per common share	$0.08	$0.04

MGP INGREDIENTS, INC.
CONSOLIDATED BALANCE SHEET (UNAUDITED)

(Dollars in thousands)	March 31, 2018	December 31, 2017	(Dollars in thousands)	March 31, 2018	December 31, 2017
ASSETS			LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Assets:			Current Liabilities:
Cash and cash equivalents	$1,123	$3,084	Current maturities of long-term debt	$375	$372
Receivables, net	34,532	34,347	Accounts payable	24,630	30,037
Inventory	98,876	93,149	Accrued expenses	7,161	11,171
Prepaid expenses	3,187	2,182
Refundable income taxes	932	1,980	Total Current Liabilities	32,166	41,580
Total Current Assets	138,650	134,742	Other Liabilities:
			Long-term debt, less current maturities	21,316	21,407
			Revolving credit facility	10,544	2,775
			Deferred credits	1,934	2,151
Property and equipment	271,097	267,288	Accrued retirement, health, and life insurance benefits	3,030	3,133
Less accumulated depreciation and amortization	(167,095)	(164,237)	Other noncurrent liabilities	542	540
Net Property, Plant, and Equipment	104,002	103,051	Deferred income taxes	291	12
			Total Liabilities	69,823	71,598
Other assets	2,559	2,535	Stockholders’ equity	175,388	168,730
TOTAL ASSETS	$245,211	$240,328	TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$245,211	$240,328

MGP INGREDIENTS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(Dollars in thousands)

	Quarter Ended
	March 31, 2018	March 31, 2017
Cash Flows from Operating Activities
Net income	$8,927	$8,678
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	2,929	2,738
Deferred income taxes	279	(490)
Share-based compensation	1,191	1,028
Equity method investment earnings	—	(471)
Changes in Operating Assets and Liabilities:
Receivables, net	(185)	(10,302)
Inventory	(5,727)	(1,130)
Prepaid expenses	(1,005)	(742)
Accounts payable	(2,238)	(943)
Accounts payable to affiliate, net	—	(542)
Accrued expenses	(4,009)	(1,627)
Income taxes payable	1,048	3,239
Deferred credit	(217)	(201)
Accrued retirement health and life insurance benefits	(114)	(177)
Net cash provided by (used in) operating activities	879	(942)
Cash Flows from Investing Activities
Additions to plant, property and equipment	(6,978)	(6,454)
Other, net	(62)	—
Net cash used in investing activities	(7,040)	(6,454)
Cash Flows from Financing Activities
Purchase of treasury stock for tax withholding on share-based compensation	(2,073)	(1,131)
Payment of dividends and dividend equivalents	(1,375)	(688)
Principal payments on long-term debt	(93)	(89)
Proceeds from credit agreement	7,741	10,500
Payments on credit agreement	—	(2,765)
Net cash provided by financing activities	4,200	5,827
Decrease in cash and cash equivalents	(1,961)	(1,569)
Cash and cash equivalents, beginning of period	3,084	1,569
Cash and cash equivalents, end of period	$1,123	$—